FOR IMMEDIATE RELEASE                           MEDIA CONTACT: MARY C. AUVIN, 3M
                                                                  (651) 736-2597


3M ANNOUNCES SUBSEQUENT OFFERING PERIOD IN MICROTOUCH TENDER OFFER

         SAINT PAUL, Minnesota - December 26, 2000 - Minnesota Mining and Manufacturing Company (NYSE: MMM) and its wholly owned subsidiary, Equinox Acquision, Inc., today announced that they have elected to provide a subsequent offering period in connection with their tender offer for shares of MicroTouch Systems, Inc. (NASDAQ: MTSI). The initial offering period is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, January 3, 2001. The subsequent offering period will begin on the next business day following the expiration of the initial offering period and will expire at 12:00 midnight, New York City time, on the fifth business day following the expiration of the initial offering period.

         Certain options held by MicroTouch employees will not vest until the expiration of the initial offering period. The subsequent offering period is intended primarily to provide an opportunity for these optionholders to tender their shares upon exercise of such options, and thus avoid waiting until the closing of the back-end merger (expected to occur in early February) to receive the cash value of their options.

         As previously announced, 3M has received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to its proposed acquisition of MicroTouch Systems, Inc.

         The statements contained in this press release that are not purely historical are forward-looking statements including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement.

FROM:
3M Media Relations
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000
(651) 733-8805